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                                                                     Exhibit 5.1

                    [LETTERHEAD OF MORRISON & FOERSTER LLP]


                              February 25, 1999

pcOrder.com, Inc.
5000 Plaza on the Lake
Austin, TX  78746

Ladies and Gentlemen:

          We have examined the Registration Statement on Form S-1 initially filed by pcOrder.com, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission on September 4, 1998 (Registration No. 333-62985) and Amendments Nos. 1, 2 and 3 thereto filed on December 9, 1998, February 9, 1999 and February 25, 1999, respectively, and any subsequent amendments thereto (collectively the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of up to 2,530,000 authorized but unissued shares of the Company's Class A Common Stock, $0.01 par value per share (the "Shares"), being offered by the Company (including up to 330,000 shares that may be issued upon exercise of the underwriters' over-allotment option). The Shares are to be sold to the underwriters named in the Registration Statement for resale to the public.

          As counsel to the Company, we have examined the proceedings taken by the Company in connection with the issuance and sale by the Company of up to 2,530,000 Shares.

          We are of the opinion that the Shares to be offered and sold by the Company have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be legally issued, fully paid and nonassessable.

          We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the prospectus constituting a part thereof and any amendments thereto.

                              Very truly yours,

                              /s/ Morrison & Foerster LLP